Exhibit 10.03
FIRST AMENDMENT
TO
EMPLOYEE CONFIDENTIALITY, NON-COMPETITION, AND
NON-SOLICITATION AGREEMENT

This FIRST AMENDMENT (this “Amendment”) to the Employee Confidentiality, Non-Competition and Non-Solicitation Agreement, is made and entered into this 30th day of June, 2021, by and between Under Armour, Inc. (together with its affiliates, the “Company”) and Patrik Frisk (the “Employee”).
WHEREAS, the Company and the Employee have previously entered into that certain Employee Confidentiality, Non-Competition and Non-Solicitation Agreement, dated as of June 22, 2017 (the “Agreement”); and

WHEREAS, the Company and the Employee have agreed to amend the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Amendment to Section 6 of the Agreement. Effective immediately, Section 6 of the Agreement shall be replaced with the following:

6. Additional Consideration. As additional consideration for the Non-Competition obligations described in Paragraph 4 above, should the Company pursuant to those obligations require Employee to refrain from accepting employment or other work he or she has been offered that the Company, in its discretion, believes would violate Employee’s obligations, the Company shall pay Employee an amount equal to sixty percent (60%) of Employee’s weekly base pay as of the date of Employee’s termination from the Company (“Non-Competition Payment”). The Non-Competition Payment shall begin when the Company advises Employee of its belief that the proposed employment would violate the Employee’s non-compete obligations and shall continue throughout the remaining duration of the Restricted Period. The Non-Competition Payment shall be paid in accordance with the Company’s customary pay practices in effect at the time each payment is made, and shall be reduced by (a) the amount of severance, if any, that Employee receives from the Company (including, for the avoidance of doubt, any amount the Employee receives pursuant to Section 8 of this Agreement); and (b) the amount of any pay received during the Restricted Period from employment in any capacity to the extent that any such salary exceeds forty percent (40%) of Employee’s base pay as of the date of Employee’s termination from employment, annualized or pro-rated to correspond with the remaining portion of the Restricted Period following the job offer. (By way of example, assuming an Employee’s remaining Restricted Period following a job offer is six (6) months and that his or her base pay at the time of termination was $100,000, the Non-Competition Payment would not be reduced unless the salary earned by the Employee during the Restricted Period exceeded $20,000. In the event the salary earned during the Restricted Period exceeds this threshold, the Non-Competition Payment will be reduced, or eliminated, pro rata.)

2.Amendment to Section 8 of the Agreement. Effective immediately, the first paragraph of Section 8 of the Agreement shall be replaced with the following:

8. Additional Compensation if Termination Without Cause or for Good Reason. Notwithstanding anything in the Offer of Employment, this Agreement or any other agreements between the Company and the Employee to the contrary, in the event the Company terminates Employee’s employment without Cause (as defined below) or Employee terminates his employment for Good Reason (as defined below), and provided Employee first signs within fifty-two (52) days of the date of Employee’s termination a general release of claims against the Company in a form provided by the Company (“Release”) and Employee does not revoke such Release, the Company agrees that it will pay Employee an amount equal to twenty-four (24) months of Employee’s base salary as in effect on the date of termination and continue to cover the cost of medical benefits for such period as in effect on the date of termination, in the event the termination occurs prior to the third anniversary of the start of Employee’s employment with the Company, or if the termination occurs thereafter, an amount equal to twelve (12) months of Employee’s base salary as in effect on the date of termination and continue to cover the cost of medical benefits for such period as in effect on the date of termination. Any such payments shall be made less required withholdings, payable in substantially equal bi-weekly installments over the course of the twenty-four (24) or twelve month (12) period, as applicable, beginning with the first month that follows the 60th day after such date of termination. The amount paid under Section 6 of this Agreement will be reduced by any amount paid to Employee under this Section 8. The Company shall have no obligation to make or continue to make any payment under this Section 8 if the Company in good faith determines that Employee has breached any obligation under this Agreement and provided further the Company gives Employee notice of its intention to not continue to make any payment and Employee has not, within fifteen (15) business days following receipt of such notice, cured such breach to the reasonable satisfaction of the Company. Nothing in this Agreement changes the “at-will” nature of Employee’s employment with the Company. If following a Change in Control as defined in the Change in Control Severance Agreement between the Employee and the Company, the total severance payments owed to Employee upon a termination of employment under this Section 8 are greater than the total severance payments owed to Employee under such termination of employment under the Change in Control Severance Agreement, then the Employee shall receive the payments owed under this Section 8. If following the Company’s termination of Employee’s employment without Cause (as defined below), the total severance payments owed to Employee upon a termination of employment under the Executive Severance Plan of the Company as in effect from time to time (the “Executive Severance Plan”) are greater than the total severance payments owed to Employee under this Section 8, then the Employee shall instead receive the payments owed under such Executive Severance Plan.

3.No Other Amendments. Except as expressly amended as set forth in Section 1 of this Amendment, the Agreement shall remain in full force and effect.

4.Miscellaneous. The provisions of Sections 11, 12 and 14 through 19 of the Agreement are incorporated into this Amendment herein by reference, mutatis mutandi.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

UNDER ARMOUR, INC.
By: /s/ John Stanton
Name: John Stanton
Title: Executive Vice President, General Counsel and Secretary

EMPLOYEE
/s/ Patrik Frisk
(signature)
Print Name: Patrik Frisk

[Signature Page to First Amendment to
Employee Confidentiality, Non-Competition and Non-Solicitation Agreement]